Exhibit 99.1

Franklin Financial Network Reports First Quarter 2020 Results
Loans Increase 6.2% and Core Deposits Increase 85.4% Annualized
Company Initiates COVID-19 Response, Benefiting Customers, Employees and Communities
Strategic Merger with FB Financial Corporation Scheduled to Close in Third Quarter 2020
FRANKLIN, Tennessee, April 27, 2020 (BUSINESS WIRE) -- Franklin Financial Network, Inc. (the "Company") (NYSE: FSB), parent company of Franklin Synergy Bank (the "Bank"), reports a net loss of $1.1 million, or a loss of $0.08 per diluted common share, for the quarter-ended March 31, 2020, compared to a net loss of $4.6 million, or a loss of $0.31 per diluted common share, for the quarter-ended December 31, 2019, and compared to a net income of $2.9 million, or $0.19 per diluted common share, for the quarter-ended March 31, 2019.
On a non-GAAP basis, net income excluding non-core revenues and non-core expenses (“core net income”) for the quarter-ended March 31, 2020 was a loss of $0.7 million, or a loss of $0.04 per diluted common share, compared to a loss of $4.1 million, or a loss of $0.27 per diluted common share, for the quarter-ended December 31, 2019. Core pre-tax pre-provision profit was $11.6 million for the quarter-ended March 31, 2020, down slightly from $12.0 million in the quarter-ended December 31, 2019.
Chief Executive Officer, J. Myers Jones, III, stated, “I am extremely proud of our bank-wide team, that has performed selflessly and sacrificially over the last several months as we all navigate the uncertain and unprecedented COVID-19 pandemic and recover from devastating tornadoes that impacted Middle Tennessee in early March. We also continue to make great progress as we diligently work toward a seamless close of our strategic merger with our soon-to-be teammates at FirstBank. We have focused on serving the financial needs of our clients, while simultaneously ensuring the health and well-being of our employees and communities. As is consistent with our core values, we will continue to work tirelessly with all of our stakeholders and look forward to continuing to do our part to beat this invisible enemy and look hopefully forward to the time when we return to more normal times.”
Jones continued, “Our teams have worked continuously during this period of time to assist our customers in a myriad of ways, including loan payment deferrals and the SBA Paycheck Protection Program (“PPP”), in a safe and sound manner. As of a few days ago, we are proud to announce that temporary loan payment deferrals have been granted for over 350 loans, amounting to approximately $490 million, and we successfully processed 329 PPP loans, amounting to approximately $52 million. As we evaluated the economic risks and uncertainties presented by COVID-19, we recorded a $13 million loan loss provision for the quarter, which significantly impacted our financial results.”
First Quarter Key Highlights
•Loan growth of $43.3 million or 6.2% annualized from December 31, 2019
•Core deposit growth of $67.8 million, or 85.4% annualized from the fourth quarter of 2019 and $82.3 million, or 27.0% from the first quarter of 2019
•$123.0 million year-over-year reduction in the SNC portfolio to a balance of $105.5 million, representing 3.7% of loans held for investment (HFI) and a 54.0% year-over-year decrease
•In accordance with the CARES Act passed in March 2020, the Company deferred the implementation of the current expected credit loss (CECL) methodology
•Securities to total assets declined to 14.3% as of March 31, 2020, down from 21.7% at March 31, 2019
•Tangible book value per share of $26.26, up 5.0% year-over-year; Tangible Common Equity / Tangible Assets of 10.3% at March 31, 2020, up from 10.1% at December 31, 2019 and 8.6% at March 31, 2019

COVID-19 and Middle Tennessee Tornado Operational Highlights
•The Company implemented its business continuity plans and pandemic response plan, in the aftermath of the early March 2020 tornadoes that severely impacted communities across Middle Tennessee and as COVID-19 was declared a global pandemic
•Currently, the Bank is utilizing four of its 15 branches per normal operating procedures, while the other 11 branches are available to customers on a drive-thru basis only
•More than 60% of the Company’s 324 employees are currently operating remotely as of April 23, 2020, utilizing the Company’s strong technology infrastructure, and there has been no reduction in employees due to the COVID-19 pandemic
•The Bank continues to focus on serving customers first, with over 350 loans granted temporary loan payment deferrals, amounting to approximately $490 million, and we successfully processed 329 PPP loans, amounting to approximately $52 million as of April 23, 2020 and will continue to prepare to service eligible customer applications with the additional Congressional PPP funding approved on April 23, 2020
•The Bank also is temporarily reducing, suspending, or eliminating certain fees for customers eligible for relief under regulatory guidance who have been adversely affected, and the Bank has temporarily suspended adverse credit bureau reporting for customers eligible for such relief under applicable regulatory guidelines

Performance Summary

	Reported GAAP Results			Non-GAAP "Core" Results(1)
(dollars in thousands, except share data and %)	1Q 2020	4Q 2019	1Q 2019	1Q 2020	4Q 2019	1Q 2019
Net Interest Income	$27,464	$28,113	$27,420	$27,464	$28,113	$27,420
Net Interest Margin (FTE)(2)	3.02%	3.13%	2.8%	3.02%	3.13%	2.8%
Provision for Loan Losses	$13,022	$18,961	$5,055	$13,022	$18,961	$5,055
Net Charge-offs / Average Loans	2.85%	0.00%	0.10%	2.85%	0.00%	0.10%
Noninterest Income	$5,893	$4,573	$3,486	$4,913	$4,573	$3,486
Noninterest Expense	$22,421	$21,279	$22,616	$20,768	$20,681	$18,473
Efficiency Ratio	67.2%	65.1%	73.2%	64.1%	63.3%	59.8%
Pre-tax Income	$(2,086)	$(7,554)	$3,235	$(1,413)	$(6,956)	$7,378
Net Income available to common shareholders(3)	$(1,148)	$(4,592)	$2,901	$(651)	$(4,102)	$6,103
Pre-tax pre-provision profit	$10,936	$11,407	$8,290	$11,609	$12,005	$12,433

Diluted EPS	$(0.08)	$(0.31)	$0.19	$(0.04)	$(0.27)	$0.41
Effective Tax Rate	44.97%	39.32%	10.32%	53.94%	41.14%	17.28%
Weighted Average Diluted Shares	15,321,476	15,126,270	14,804,830	15,321,476	15,126,270	14,804,830
Actual Shares Outstanding	14,859,704	14,821,594	14,574,339	14,859,704	14,821,594	14,574,339
Return on Average:
Assets	(0.12)%	(0.48)%	0.28%	(0.07)%	(0.43)%	0.59%
Equity	(1.1)%	(4.4)%	3.1%	(0.6)%	(3.9)%	6.6%
Tangible Common Equity	(1.2)%	(4.6)%	3.3%	(0.7)%	(4.1)%	6.9%

(1)Non-GAAP financial measures that adjust GAAP reported net income and other metrics for certain income and expense items. Non-GAAP for 1Q2020 excludes gain on sales of securities of $1,396, loss on sales of loans of $416, and merger related expenses of $1,653. Non-GAAP for 4Q2019 excludes $598 employment related payroll adjustment expenses. Non-GAAP for 1Q2019 excludes post-employment and retirement expense of $4,143. See "GAAP reconciliation and use of non-GAAP financial measures" below for a discussion and reconciliation of non-GAAP financial measures.
(2)Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis (FTE).
(3)Net income available to common shareholders includes a dividend declared and paid by the Company's REIT subsidiary to minority interest preferred shareholders in the fourth quarter of 2019.
Balance Sheet
Loans HFI increased $43.3 million, or 6.2% annualized from the fourth quarter of 2019, and increased $48.4 million year-over-year, or 1.7%.

This net loan growth for the first quarter of 2020 occurred in spite of the $31.1 million linked-quarter reduction in the Shared National Credit (SNC) portfolio to a balance of $105.5 million, representing a 54.0% year-over-year and

91.1% annualized linked-quarter decrease. This is the lowest SNC balance held by the Company during the last six quarters, representing 3.7% of loans HFI, which is almost half of the Company’s concentration of 9.3% of loans HFI at the peak of the SNC portfolio at December 31, 2018. Non-SNC loan growth in the first quarter was $74.5 million, representing annualized growth of 11.2% from the fourth quarter of 2019. The Company estimates approximately $32 million of the loan growth was due to increased customer line of credit utilization, which was predominantly from commercial and industrial loan customers. Of the $738.2 million of unfunded commitments at March 31, 2020, the Company estimates approximately $273.3 million, or approximately 37%, are available to be drawn by customers without further approval by the Bank.

Total deposits decreased by $70.1 million, or 8.8% annualized from the fourth quarter of 2019 and decreased by $178.4 million, or 5.4% from the first quarter of 2019. This decrease in deposits was largely attributable to the early redemption of $73.7 million of higher cost brokered deposits during the quarter. Core deposits increased by $67.8 million, or 85.4% annualized from the fourth quarter 2019, driven primarily by reciprocal deposits. Loans HFI increased to 91.0% of total deposits at March 31, 2020, when compared with 87.7% at December 31, 2019, and increased when compared with 84.7% at March 31, 2019.

As part of the strategic rotation and optimization away from non-core assets and liabilities, the Company has reduced its securities portfolio by a total of $856.6 million since its peak level of $1.4 billion at March 31, 2018, representing a reduction of 61.2%. As of March 31, 2020, securities totaled $543.2 million, which represents 14.3% of total assets. Wholesale funding, represented by brokered deposits and FHLB advances, totaled $669.4 million, down $496.9 million from the December 31, 2018 peak, a 42.6% decline in the non-core wholesale funding portfolio.

Executive Vice President and Chief Financial Officer, Christopher J. Black stated, “During the first quarter of 2020, we continued to make substantial progress on a number of key initiatives to increase core funding and liquidity and find ourselves with ample liquidity, capital and core deposits, well-prepared to meet continuing customer demands in this challenging economic environment. We continue to make progress in our ongoing objectives to reduce non-core banking activities, as demonstrated in the healthy core deposit growth and reduction in our SNC portfolio during the first three months of 2020. We continue to work through the reduction of our overall Corporate and Healthcare loan portfolio, as discussed during the FB Financial merger announcement, but have experienced slower execution in recent weeks due to market dislocation as a result of the impact of COVID-19. We plan to re-accelerate these reduction activities as soon as possible.”

Black continued, “Our team continues to work closely with our counterparts at FirstBank and have made substantial progress in developing our plans to integrate our two very talented organizations in the coming months. Together with our partners at FirstBank, as one team with so many similarities, we are excited to continue to drive shareholder value as we focus on bringing the best products and services to our customers.”

Net Interest Income and Net Interest Margin (NIM)
Net interest income decreased to $27.5 million for the first quarter of 2020 compared to $28.1 million during the fourth quarter of 2019, and remained steady compared to the first quarter of 2019. The decline in net interest income during the quarter was driven primarily by excess liquidity that the Company carried as a result of various balance sheet rotation activities.

NIM (tax-equivalent basis) was 3.02% for the three months ended March 31, 2020, a 10 basis point decrease quarter-over-quarter, and a 22 basis point increase year-over-year, which was primarily driven by the 2019 balance sheet rotation and optimization strategies that have focused on the reduction in non-core assets and liabilities.

Noninterest Income and Expense
Total noninterest income was $5.9 million and $4.6 million for the first quarter of 2020 and fourth quarter of 2019, respectively. After non-core adjustments, core noninterest income was $4.9 million for the first quarter of 2020 and $4.6 million for the fourth quarter of 2019, an increase of 29.9% annualized from the fourth quarter of 2019, and an increase of 40.9% on a year-over-year basis.

Total noninterest expense was $22.4 million and $21.3 million during the first quarter of 2020 and fourth quarter of 2019, respectively. When adjusted for merger-related expenses of $1.7 million during the first quarter of 2020, core noninterest expense was essentially held flat at $20.8 million compared to $20.7 million after an adjustment of $0.6 million for employee-related payroll adjustment during the fourth quarter of 2019, but represents a 12.4% year-over-year increase when compared to the first quarter of 2019 core noninterest expense of $18.5 million.

Asset Quality

Corporate and Healthcare Portfolios	1Q20	4Q19	3Q19	2Q19	1Q19
Corporate	$102,370	$139,840	$133,386	$170,125	$174,731
Portion SNC	36,011	59,339	58,544	112,756	122,452
Portion not SNC	66,359	80,501	74,842	57,369	52,279
Healthcare	306,343	289,703	273,106	329,818	320,611
Portion SNC	69,515	77,319	85,932	118,460	107,156
Portion not SNC	236,828	212,384	187,174	211,358	213,455
Total institutional	$408,713	$429,543	$406,492	$499,943	$495,342
Commercial and industrial	$579,751	$580,696	$576,018	$666,025	$635,673
% of Institutional within commercial and industrial	70.5%	74.0%	70.6%	75.1%	77.9%
Total SNC	$105,525	$136,658	$144,476	$231,216	$228,538
% of total loans HFI	3.7%	4.9%	5.2%	8.0%	8.1%

Institutional Loans Asset Quality	1Q20	4Q19	3Q19	2Q19	1Q19
Corporate loans	$102,370	$139,840	$133,386	$170,125	$174,731
Loans classified as criticized or worse	—	17,608	17,598	—	—
Loans criticized or worse as % corporate Loans	0.0%	12.6%	13.2%	0.0%	0.0%
Loans requiring specific reserve	$—	$17,608	$—	$—	$—
Specific reserve	—	13,894	—	—	—
Specific reserve as % of corporate loans requiring specific reserve	0.0%	78.9%	0.0%	0.0%	0.0%
Net charge-offs (1)	$(20,428)	$—	$—	$—	$—
Healthcare loans	306,343	289,703	273,106	329,818	320,611
Loans classified as criticized or worse	33,735	21,517	21,554	20,699	27,750
Loans criticized or worse as a % of healthcare loans	11.0%	7.4%	7.9%	6.3%	8.7%
Loans requiring specific reserve	$6,592	$6,667	$—	$2,193	$9,177
Specific reserve	6,544	6,763	—	2,193	3,455
Specific reserve as % of healthcare loans requiring specific reserve	99.3%	101.4%	0.0%	100.0%	37.6%
Net charge-offs	$—	$—	$(1,691)	$(7,563)	$—
Total Institutional Loans	$408,713	$429,543	$406,492	$499,943	$495,342
(1) Net charge-offs include approximately $2.9 million of demand deposit account (DDA) charge-offs for 1Q20.
In accordance with the CARES Act that was signed into law on March 27, 2020, the Company deferred implementation of CECL and thus elected to continue to utilize the incurred loss model (ILM) to calculate loan loss reserves. The allowance for loan and lease losses (ALLL) was $38.4 million representing 1.34% of total loans HFI at March 31, 2020 compared to $45.4 million (1.62% of loans HFI) at December 31, 2019 and $27.9 million (0.99% of total loans HFI) at March 31, 2019. When combined with the $19.0 million loan loss provision recorded in the fourth quarter of 2019, and netted against $20.1 million in net charge-offs in the first quarter, the $13.0 million loan loss provision recorded for the first quarter resulted in a net ALLL build of approximately $11.9 million, or an increase of approximately 45% since the third quarter of 2019.

As of March 31, 2020, the Company’s total nonperforming assets (NPAs) were 0.72% of total assets, or $27.4 million, which represents a decrease of $(0.3) million from December 31, 2019. The ALLL/NPAs coverage ratio was 1.40 at March 31, 2020, compared with the 1.64 coverage present at December 31, 2019. Criticized and classified assets were $53.1 million at March 31, 2020, representing 1.86% of loans HFI, unchanged from 1.86% of loans HFI at December 31, 2019.

Management determined the need to record an additional loan loss provision of $6.6 million to provide specific reserves for one banking relationship, which was on nonaccrual status and was included in a portion of our classified assets, in our Healthcare and Corporate loan portfolios, as of December 31, 2019. Our determination to record this additional provision was primarily the result of certain developments and circumstances regarding the collectability of this relationship that arose during the first quarter of 2020 following the filing of our Form 10-K on March 16, 2020, and these developments were amplified by various macroeconomic factors. The balance of this banking relationship was fully charged-off as of March 31, 2020.

The Company reported no bank-owned real estate (OREO) at March 31, 2020.

Given the on-going and uncertain impact to the economy of the current COVID- 19 pandemic, the Company continues to monitor its portfolio as the potential exists for adverse events to impact credit quality trends.

Capital
Tangible common equity to tangible assets was 10.3% at March 31, 2020, compared with 10.1% and 8.6% at December 31, 2019, and March 31, 2019, respectively. The Company's tangible book value per share was $26.26 at March 31, 2020, compared to $25.00 at March 31, 2019, a 5.0% year-over-year increase.

Summary
Jones concluded, “I am proud and humbled to work with such a fine group of selfless professionals, as has been consistently demonstrated during the past year. We look forward to the conclusion of the current chapter of this wonderful franchise, with our sights set on the exciting future that lies before us with our new partners at FirstBank. We firmly believe that we will be better together with our focus continuing to be concentrated on our customers and our abilities being stronger than ever to meet their needs.”

WEBCAST AND CONFERENCE CALL INFORMATION
Due to the pending strategic merger with FB Financial Corporation, management will not conduct an earnings conference call or webcast.

ABOUT THE COMPANY
Franklin Financial Network, Inc. (NYSE: FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $3.8 billion at March 31, 2020, the Bank currently operates through 15 branches in the growing Williamson, Rutherford and Davidson Counties and one loan production/deposit production office in Wilson County, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Investor Relations Contact:
Chris Black
EVP, Chief Financial Officer
(615) 721-6096
chris.black@franklinsynergy.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This Earnings Release contains forward-looking statements regarding, among other things, our anticipated financial and operating results, the transaction with FB Financial Corporation, the COVID 19 pandemic, our plans regarding reductions in non-core banking activities and our Corporate and Healthcare loan portfolio. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our management's current assumptions, beliefs, and expectations. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "objective," "should," "hope," "pursue," "seek," and similar expressions are intended to identify forward-looking statements. While we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. Forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the future results, performance, or achievements expressed in or implied by any forward-looking statement we make. Some of the relevant risks and uncertainties that could cause our actual performance to differ materially from the forward-looking statements contained in this Earnings Release are discussed below and under the heading "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 16, 2020. We caution readers that these discussions of important risks and uncertainties are not exclusive, and our business may be subject to other risks and uncertainties which are not detailed there. Readers are cautioned not to place undue reliance on our forward-looking statements. We make forward-looking statements as of the date on which this Earnings Release is filed with the SEC, and we assume no obligation to update the forward-looking statements after the date hereof whether as a result of new information or events, changed circumstances, or otherwise, except as required by law.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
•the risk that the cost savings and any revenue synergies from the proposed merger with FB Financial Corporation may not be realized or may take longer than anticipated to be realized;
•disruption from the proposed merger with customer, supplier, or employee relationships;
•the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement with FB Financial Corporation;
•the failure to obtain necessary regulatory approvals for the proposed merger with FB Financial Corporation;
•the failure to obtain the approval of the Company’s and FB Financial Corporation’s shareholders in connection with the proposed merger;
•the possibility that the costs, fees, expenses, and charges related to the proposed merger with FB Financial Corporation may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities;
•the failure of the conditions to the proposed merger to be satisfied;
•the risks related to the integration of the combined businesses (as well as FB Financial Corporation’s acquisition of FNB Financial Corp completed February 14, 2020, and any future acquisitions), including the risk that the integration will be materially delayed or will be more costly or difficult than expected;
•the diversion of management time on merger-related issues;
•the ability of FB Financial Corporation to effectively manage the larger and more complex operations of the combined company following the proposed merger with the Company;

•reputational risk and the reaction of the Company’s and FB Financial Corporation’s customers to the proposed merger;
•the risk of litigation or regulatory action related to the proposed merger;
•business and economic conditions nationally, regionally and in our target markets, particularly in Middle Tennessee and the geographic areas in which we operate;
•the concentration of our loan portfolio in real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;
•the concentration of our business within our geographic areas of operation in Middle Tennessee;
•credit and lending risks associated with our commercial real estate, residential real estate, commercial and industrial, and construction and land development portfolios;
•adverse trends or events affecting business industry groups, reduction in real estate values or markets, business closings or layoffs, inclement weather, natural disasters, pandemic crises, and international instability;
•increased competition in the banking and mortgage banking industry, nationally, regionally and locally;
•our ability to execute our business strategy to achieve profitable growth;
•the dependence of our operating model on our ability to attract and retain experienced and talented bankers in each of our markets;
•risks that our cost of funding could increase, in the event we are unable to continue to attract stable, low-cost deposits and reduce our cost of deposits;
•our ability to increase our operating efficiency;
•failure to keep pace with technological change or difficulties when implementing new technologies;
•risks related to our acquisition, disposition, growth and other strategic opportunities and initiatives;
•negative impact on our mortgage banking services, including declines in our mortgage originations or profitability due to rising interest rates and increased competition and regulation;
•our ability to attract and maintain business banking relationships with well-qualified businesses, real estate developers and investors with proven track records in our market areas;
•our ability to attract sufficient loans that meet prudent credit standards, including in our commercial and industrial and commercial real estate loan categories;
•failure to maintain adequate liquidity and regulatory capital and comply with evolving federal and state banking regulations;
•inability of our risk management framework to effectively mitigate credit risk, interest rate risk, liquidity risk, price risk, compliance risk, operational risk, strategic risk and reputational risk;
•failure to develop new, and grow our existing, streams of non-interest income;
•our ability to maintain expenses in line with our current projections;
•our dependence on our management team and our ability to motivate and retain our management team;
•risks related to management transition;
•risks related to any future acquisitions, including failure to realize anticipated benefits from future acquisitions;
•inability to find acquisition candidates that will be accretive to our financial condition and results of operations;
•system failures, data security breaches (including as a result of cyber-attacks), or failures to prevent breaches of our network security;
•data processing system failures and errors;
•fraudulent and negligent acts by individuals and entities that are beyond our control;
•fluctuations in our market value and its impact on the securities held in our securities portfolio;
•changes in the level of nonperforming assets and other credit quality measures, and their impact on the adequacy of our allowance for loan losses;
•further deterioration in the credits that we are presently monitoring could result in future losses;
•the adequacy of our reserves (including allowance for loan losses) and the appropriateness of our methodology for calculating such reserves;
•the makeup of our asset mix and investments;
•our focus on small and mid-sized businesses;

•an inability to raise necessary capital to fund our growth strategy or operations, or to meet increased minimum regulatory capital levels;
•the sufficiency of our capital, including sources of such capital and the extent to which capital may be used or required;
•interest rate shifts and its impact on our financial condition and results of operation;
•the expenses that we incur to operate as a public company;
•the institution and outcome of litigation and other legal proceeding against us or to which we become subject;
•changes in accounting standards;
•the impact of recent and future legislative and regulatory changes;
•governmental monetary and fiscal policies;
•changes in the scope and cost of Federal Deposit Insurance Corporation, or FDIC, insurance and other coverage;
•future equity issuances under our Amended and Restated 2017 Omnibus Equity Incentive Plan and future sales of our common stock by us or our executive officers or directors;
•the continuation of the disruption to the global economy caused by COVID-19, which could affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for loan and lease losses, impair the collateral values, cause an outflow of deposits, result in lost revenue or additional expenses, result in goodwill impairment charges, and increase our cost of capital;
•natural or other disasters, including acts of terrorism and pandemics, could have an adverse effect on us, including a material disruption of our operations or the ability or willingness of clients to access our products and services;
•widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties could adversely impact our financial condition and results of operations; and
•depressed market values for our stock and adverse economic conditions sustained over a period of time may require a write down to goodwill.
The foregoing factors should not be construed as exhaustive and should be read in conjunction with the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K filed March 16, 2020 with the SEC, as well as the section below entitled "Statement Regarding the Impact of the COVID-19 Pandemic." If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from our forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect the Company.
Statement Regarding the Impact of the COVID-19 Pandemic

The Company prioritizes the health and safety of its employees and customers, and it will continue to do so throughout the duration of the pandemic. At the same time, the Company remains focused on improving shareholder value, managing credit exposure, challenging expenses, enhancing the customer experience and supporting the communities it serves. Lastly, the Company is actively participating in the SBA's Paycheck Protection Program in an effort to continue to serve its customers and the communities.
Through this earnings release, the Company has sought to describe the historical and future impact of the COVID-19 pandemic on the Company's operations, including the discussions of our loan loss provision and allowance for loan and lease losses. Although the Company believes that the statements that pertain to future events, results and trends and their impact on the Company's business are reasonable at the present time, those statements are not historical facts and are based upon current assumptions, expectations, estimates and projections, many of which, by their nature, are beyond the Company's control. Accordingly, all discussions regarding future events, results and trends and their impact on the Company's business, even in the near term, are necessarily uncertain given the fluid and evolving nature of the pandemic.
If the health, logistical or economic effects of the pandemic worsen, or if the assumptions, expectations, estimates or projections that underlie the Company's statements regarding future effects or trends prove to be incorrect, then the Company's operations may be materially and adversely impacted in ways that the Company cannot reasonably forecast.
Therefore, when reading this earnings release, undue reliance should not be placed upon any statement pertaining to future events, results and trends and their impact on the Company's business in future periods.
IMPORTANT INFORMATION FOR SHAREHOLDERS AND INVESTORS
In connection with the proposed merger, FB Financial Corporation filed a registration statement on Form S-4 with the SEC on March 27, 2020. The registration statement contained the joint proxy statement of the Company and FB Financial Corporation to be sent to the Company’s and FB Financial Corporation’s shareholders seeking their approvals in connection with the merger and the issuance of FB Financial Corporation common stock in the merger. The registration statement also contained the prospectus of FB Financial Corporation to register the shares of FB Financial Corporation common stock to be issued in connection with the merger. A definitive joint proxy statement/prospectus will also be provided to the Company’s and FB Financial Corporation’s shareholders as required by applicable law. Investors and shareholders are encouraged to read the registration statement, including the joint proxy statement/prospectus that is part of the registration statement, as well as any other relevant documents filed by the Company and FB Financial Corporation with the SEC, including any amendments or supplements to the registration statement and other documents filed with the SEC, because they will contain important information about the proposed merger, the Company and FB Financial Corporation. The registration statement and other documents filed with the SEC may be obtained for free on the SEC’s website (www.sec.gov). The definitive proxy statement/prospectus will also be made available for free by contacting the Company's Investor Relations at (615) 236-8327 or investors@franklinsynergy.com, or by contacting FB Financial Corporation Investor Relations at (615) 564-1212 or investors@firstbankonline.com. This communication does not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
PARTICIPANTS IN THE SOLICITATION
The Company, FB Financial Corporation, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s and FB Financial Corporation’s shareholders in connection with the proposed merger under the rules of the SEC. Information about the directors and executive officers of the Company may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC by the Company on March 16, 2020, and other documents subsequently filed by the Company with the SEC. Information about the directors and executive officers of FB Financial Corporation may be found in the definitive proxy statement for FB Financial Corporation’s 2020 annual meeting of shareholders, filed with the SEC by FB Financial Corporation on March 17, 2020, and other documents subsequently filed by FB Financial Corporation with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus when it becomes available. Free copies of these documents may be obtained as described in the paragraph above.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
Some of the financial data included in this earnings release and our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:
•"Common equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
•"Tangible common equity" is common equity less goodwill and other intangible assets;
•"Total tangible assets" is defined as total assets less goodwill and other intangible assets;

•"Other intangible assets" is defined as the sum of core deposit intangible assets and SBA servicing rights;
•"Tangible book value per share" is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
•"Tangible common equity ratio" is defined as the ratio of tangible common equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
•"Core Return on Average Tangible Common Equity" is defined as annualized core net income available to common shareholders divided by average tangible common equity;
•"Core Efficiency Ratio" is defined as noninterest expense divided by our operating revenue, which is equal to net interest income plus noninterest income with all adjusted to certain one-time expenses;
•"Core Diluted Earnings Per Share" is defined as reported earnings per share adjusted for certain one-time expenses;
•"Core NonInterest Income" is defined as noninterest income adjusted for certain one-time items;
•"Core NonInterest Expense" is defined as noninterest expense adjusted for certain one-time items;
•"Core Compensation Expense" is defined as compensation expense adjusted for certain one-time items;
•"Core Net Income" is defined as "Net Income Available to Common Shareholders" adjusted for certain one-time items;
•"Pre-tax core net income" is defined as pre-tax net income adjusted for certain one-time noninterest income and noninterest expense items; and
•"Pre-tax pre-provision core profit" is defined as pre-tax core net income and provision for loan losses.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Statement of Income Data
Total interest income	$41,607	$43,185	$46,531	$47,453	$47,523
Total interest expense	14,143	15,072	18,269	20,088	20,103
Net interest income	27,464	28,113	28,262	27,365	27,420
Provision for loan losses	13,022	18,961	1,000	7,031	5,055
Total noninterest income (loss)	5,893	4,573	4,793	4,923	3,486
Total noninterest expense	22,421	21,279	18,614	19,370	22,616
Net income before income taxes	(2,086)	(7,554)	13,441	5,887	3,235
Income tax expense	(938)	(2,970)	2,117	706	334
Net income available to common shareholders (a)	$(1,148)	$(4,592)	$11,324	$5,173	$2,901
Pre-tax pre-provision profit	$10,936	$11,407	$14,441	$12,918	$8,290
Net interest income (tax-equivalent basis)	$27,999	$28,778	$28,808	$27,921	$27,955
Core net income* (a)	$(651)	$(4,102)	$10,926	$5,173	$6,103
Per Common Share
Diluted net income	$(0.08)	$(0.31)	$0.75	$0.34	$0.19
Core diluted net income *	(0.04)	(0.27)	0.72	0.34	0.41
Book value	27.51	27.68	27.89	26.90	26.31
Tangible book value*	26.26	26.43	26.61	25.61	25.00
Weighted average number of shares-diluted	15,321,476	15,126,270	14,991,363	14,894,140	14,804,830
Period-end number of shares	14,859,704	14,821,594	14,636,484	14,628,287	14,574,339
Selected Balance Sheet Data
Cash and due from banks	$173,482	$234,991	$178,747	$150,721	$300,113
Securities available-for-sale, at fair value	543,225	652,132	612,371	715,132	799,301
Securities held to maturity	—	—	—	118,963	118,831
Loans held for sale, at fair value	42,682	43,162	56,570	27,093	21,730
Loans held for investment	2,855,768	2,812,444	2,796,233	2,880,433	2,807,377
Allowance for loan losses	(38,403)	(45,436)	(26,474)	(27,443)	(27,857)
Total assets	3,791,601	3,896,162	3,818,324	4,071,971	4,238,436
Retail and other deposits	1,726,087	1,706,699	1,756,558	1,530,722	1,532,984
Local Government deposits	328,169	386,903	349,535	480,206	628,985
Brokered deposits	534,375	632,241	589,482	699,195	718,683
Reciprocal deposits	548,840	481,741	366,375	436,522	435,191
Total deposits	3,137,471	3,207,584	3,061,950	3,146,645	3,315,843
Borrowings	193,916	213,872	278,827	455,282	475,238
Total shareholders' equity	408,755	410,333	408,168	393,516	383,421
Total equity	408,848	410,426	408,261	393,609	383,514
Selected Ratios
Return on average:
Assets	(0.12)%	(0.48)%	1.12%	0.51%	0.28%
Shareholders' equity	(1.1)%	(4.4)%	11.3%	5.3%	3.1%
Tangible common equity*	(1.2)%	(4.6)%	11.8%	5.6%	3.3%
Average shareholders' equity to average assets	10.7%	10.9%	10.0%	9.5%	8.9%
Net interest margin (NIM) (tax-equivalent basis)	3.02%	3.13%	2.98%	2.84%	2.80%
Efficiency ratio (GAAP)	67.2%	65.1%	56.3%	60.0%	73.2%
Core efficiency ratio (tax-equivalent basis)*	64.1%	63.3%	58.1%	60.0%	59.8%
Loans held for investment to deposit ratio	91.0%	87.7%	91.3%	91.5%	84.7%
Total loans to deposit ratio	92.4%	89.0%	93.2%	92.4%	85.3%
Yield on interest-earning assets	4.55%	4.76%	4.87%	4.89%	4.82%
Cost of interest-bearing liabilities	1.85%	2.00%	2.26%	2.41%	2.34%
Cost of total deposits	1.53%	1.65%	1.91%	2.07%	2.06%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans held for investment	1.34%	1.62%	0.95%	0.95%	0.99%
Net charge-offs (recoveries) as a percentage of average loans held for investment(b)	2.85%	0.00%	0.27%	1.04%	0.10%
Nonperforming loans held for investment as a percentage of total loans held for investments	0.96%	0.98%	0.11%	0.16%	0.42%
Nonperforming assets as a percentage of total assets	0.72%	0.71%	0.08%	0.12%	0.28%
Criticized and classified assets as a percentage of loans held for investment	1.86%	1.86%	2.95%	2.01%	1.56%
Preliminary capital ratios (Consolidated)
Shareholders' equity to assets	10.8%	10.5%	10.7%	9.7%	9.0%
Tangible common equity to tangible assets*	10.3%	10.1%	10.2%	9.2%	8.6%
Tier 1 capital (to average assets)	10.1%	10.3%	9.8%	9.2%	8.8%
Tier 1 capital (to risk-weighted assets)	11.9%	11.9%	12.0%	11.2%	11.3%
Total capital (to risk-weighted assets)	14.9%	15.0%	14.7%	13.7%	14.0%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	11.9%	11.9%	12.0%	11.2%	11.3%
*These measures are considered non-GAAP financial measures. See "GAAP Reconciliation and Use of Non-GAAP Financial Measures" and the corresponding financial tables below for reconciliations of these Non-GAAP measures.
(a) - Includes a dividend declared and paid by the Company's REIT subsidiary to minority interest preferred shareholders in the second and fourth quarters.
(b) - annualized

Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Share Data and %)

						Q1 2020 vs.	Q1 2020 vs.
	2020	2019				Q4 2019 Percent	Q1 2019 Percent
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Variance	Variance
Interest income:
Loans, including fees	$37,038	$38,567	$40,118	$40,202	$38,338	(4.0)%	(3.4)%
Securities
Taxable	2,424	2,639	3,815	4,614	6,394	(8.1)%	(62.1)%
Tax-exempt	1,383	1,208	1,471	1,410	1,470	14.5%	(5.9)%
Dividends on restricted equity securities	162	238	291	350	334	(31.9)%	(51.5)%
Federal funds sold and other	600	533	836	877	987	12.6%	(39.2)%
Total interest income	41,607	43,185	46,531	47,453	47,523	(3.7)%	(12.4)%
Interest expense:
Deposits	12,246	12,609	15,020	16,679	16,990	(2.9)%	(27.9)%
Federal funds purchased and repurchase agreements	14	79	49	90	72	(82.3)%	(80.6)%
Federal Home Loan Bank advances and other	801	1,302	2,118	2,237	1,959	(38.5)%	(59.1)%
Subordinated notes	1,082	1,082	1,082	1,082	1,082	0.0%	0.0%
Total interest expense	14,143	15,072	18,269	20,088	20,103	(6.2)%	(29.6)%
Net interest income	27,464	28,113	28,262	27,365	27,420	(2.3)%	0.2%
Provision for loan losses	13,022	18,961	1,000	7,031	5,055	(31.3)%	157.6%
Net interest income after provision	14,442	9,152	27,262	20,334	22,365	57.8%	(35.4)%
Noninterest income:
Service charges on deposit accounts	92	83	83	77	74	10.84%	24.3%
Other service charges and fees	897	995	1,069	903	757	(9.8)%	18.5%
Mortgage banking revenue	2,685	2,307	2,702	2,473	1,672	16.4%	60.6%
Wealth management	814	813	767	673	627	0.1%	29.8%
Gain (loss) on sales and calls of securities	1,396	34	1,493	367	149	NM	836.9%
Net (loss) gain on sale of loans	(416)	(31)	(1,758)	3	(217)	NM	91.7%
Net gain on foreclosed assets	2	(2)	2	3	4	NM	(50.0)%
Other income	423	374	435	424	420	13.1%	0.7%
Total noninterest income	5,893	4,573	4,793	4,923	3,486	28.9%	69.0%
Total revenue	33,357	32,686	33,055	32,288	30,906	2.1%	7.9%
Noninterest expenses:
Salaries and employee benefits	12,580	13,073	11,632	11,365	14,743	(3.8)%	(14.7)%
Occupancy and equipment expense	3,086	3,313	3,360	3,283	3,113	(6.9)%	(0.9)%
FDIC assessment expense	450	550	(357)	660	990	(18.2)%	(54.5)%
Marketing expense	245	254	315	301	319	(3.5)%	(23.2)%
Professional fees	3,068	1,242	1,118	1,073	923	147.0%	232.4%
Amortization of core deposit intangible	95	107	120	132	145	(11.2)%	(34.5)%
Other expense	2,897	2,740	2,426	2,556	2,383	5.7%	21.6%
Total noninterest expense	22,421	21,279	18,614	19,370	22,616	5.4%	(0.9)%
Net income before income taxes	(2,086)	(7,554)	13,441	5,887	3,235	(72.4)%	(164.5)%
Income tax expense	(938)	(2,970)	2,117	706	334	(68.4)%	(380.8)%
Net income	$(1,148)	$(4,584)	$11,324	$5,181	$2,901	(75.0)%	(139.6)%
Earnings attributable to noncontrolling interest	—	(8)	—	(8)	—	(100.00)%	0.00%
Net income available to common shareholders (a)	$(1,148)	$(4,592)	$11,324	$5,173	$2,901	(75.0)%	(139.6)%
Weighted average common shares outstanding:
Basic	14,758,960	14,649,906	14,530,586	14,482,344	14,393,083
Fully diluted	15,321,476	15,126,270	14,991,363	14,894,140	14,804,830
Earnings per share
Basic	$(0.08)	$(0.31)	$0.77	$0.35	$0.20
Fully diluted	$(0.08)	$(0.31)	$0.75	$0.34	$0.19
Dividend per share	$0.06	$0.06	$0.04	$0.04	$0.04
(a) Includes a dividend declared and paid by the Company's REIT subsidiary to minority interest preferred shareholders in the second and fourth quarters.

Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except %)

						Q1 2020 vs.	Q1 2020 vs.
	2020	2019				Q4 2019 Percent	Q1 2019 Percent
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Annualized Variance	Percent Variance
ASSETS
Cash and due from banks	$173,482	$234,991	$178,747	$150,721	$300,113	(105.3)%	(42.2)%
Certificates of deposit at other financial institutions	3,345	3,590	3,590	3,840	3,595	(27.4)%	(7.0)%
Securities available for sale, fair value	543,225	652,132	612,371	715,132	799,301	(67.2)%	(32.0)%
Securities held to maturity	—	—	—	118,963	118,831	0.0%	(100.0)%
Loans held for sale, at fair value	42,682	43,162	56,570	27,093	21,730	(4.5)%	96.4%
Loans held for investment	2,855,768	2,812,444	2,796,233	2,880,433	2,807,377	6.2%	1.7%
Allowance for loan losses	(38,403)	(45,436)	(26,474)	(27,443)	(27,857)	(62.3)%	37.9%
Net loans	2,817,365	2,767,008	2,769,759	2,852,990	2,779,520	7.3%	1.4%
Restricted equity securities, at cost	24,844	24,802	24,764	24,524	22,510	0.7%	10.4%
Premises and equipment, net	48,470	12,141	12,449	12,948	12,682	1,203.5%	282.2%
Accrued interest receivable	12,043	12,362	12,077	14,281	14,232	(10.4)%	(15.4)%
Bank owned life insurance	57,082	56,726	56,366	55,989	55,614	2.5%	2.6%
Deferred tax asset, net	12,846	14,229	10,297	10,451	12,208	(39.1)%	5.2%
Servicing rights, net	3,057	3,246	3,128	3,299	3,366	(23.4)%	(9.2)%
Goodwill	18,176	18,176	18,176	18,176	18,176	0.0%	0.0%
Core deposit intangible asset	354	448	556	675	807	(84.4)%	(56.1)%
Other assets	34,630	53,149	59,474	62,889	75,751	(140.1)%	(54.3)%
Total assets	$3,791,601	$3,896,162	$3,818,324	$4,071,971	$4,238,436	(10.8)%	(10.5)%
LIABILITIES AND EQUITY
Liabilities:
Demand deposits
Noninterest-bearing	$387,195	$319,373	$346,441	$334,802	$304,937	85.4%	27.0%
Interest-bearing	2,750,276	2,888,211	2,715,509	2,811,843	3,010,906	(19.2)%	(8.7)%
Total deposits	3,137,471	3,207,584	3,061,950	3,146,645	3,315,843	(8.8)%	(5.4)%
Federal Home Loan Bank advances	135,000	155,000	220,000	396,500	416,500	(51.9)%	(67.6)%
Subordinated notes, net	58,916	58,872	58,827	58,782	58,738	0.3%	0.3%
Accrued interest payable	3,179	4,201	3,932	4,312	5,041	(97.8)%	(36.9)%
Other liabilities	48,187	60,079	65,354	72,123	58,800	(79.6)%	(18.0)%
Total liabilities	3,382,753	3,485,736	3,410,063	3,678,362	3,854,922	(11.9)%	(12.2)%
Shareholders' equity:
Common stock	277,341	275,412	269,842	268,505	266,758	2.8%	4.0%
Retained earnings	131,061	133,102	138,579	127,840	123,250	(6.2)%	6.3%
Accumulated other comprehensive gain/(loss), net	353	1,819	(253)	(2,829)	(6,587)	(324.1)%	(105.4)%
Total shareholders' equity	408,755	410,333	408,168	393,516	383,421	(1.5)%	6.6%
Noncontrolling interest in consolidated	93	93	93	93	93	0.0%	0.0%
Total equity	408,848	410,426	408,261	393,609	383,514	(1.5)%	6.6%
Total liabilities and equity	$3,791,601	$3,896,162	$3,818,324	$4,071,971	$4,238,436	(10.8)%	(10.5)%

Average Balance, Average Yield Earned and Average Rate Paid (7)
For the Periods Ended
(Unaudited)
(In Thousands, Except %)

	Three Months Ended March 31, 2020			Three Months Ended December 31, 2019
	Average balances	Interest income/ expense	Average yield/ rate	Average balances	Interest income/ expense	Average yield/ rate
Interest-earning assets:
Loans(1)(6)	$2,834,437	$36,707	5.21%	$2,827,590	$38,510	5.40%
Loans held for sale	36,668	379	4.16%	27,131	211	3.09%
Securities:
Taxable	399,135	2,424	2.44%	438,494	2,639	2.39%
Tax-Exempt (6)	221,190	1,872	3.40%	189,091	1,636	3.43%
Restricted equity securities	24,824	162	2.62%	24,784	241	3.86%
Total Securities	645,149	4,458	2.78%	652,369	4,516	2.75%
Certificates of deposit at other financial institutions	3,426	20	2.35%	3,590	21	2.32%
Fed funds sold and other (2)	207,164	579	1.12%	141,199	592	1.66%
Total interest earning assets	3,726,844	42,143	4.55%	3,651,879	43,850	4.76%
Noninterest Earning Assets:
Allowance for loan losses	(45,100)			(26,844)
Other assets	198,380			183,123
Total noninterest earning assets	153,280			156,279
Total assets	$3,880,124			$3,808,158
Interest-bearing liabilities:
Interest bearing deposits:
Interest Checking	$877,751	$3,400	1.56%	$676,909	$2,818	1.65%
Money market	1,241,087	4,930	1.60%	1,208,200	5,305	1.74%
Savings deposits	40,055	27	0.27%	38,778	27	0.28%
Time deposits	718,294	3,889	2.18%	770,464	4,459	2.30%
Total interest bearing deposits	2,877,187	12,246	1.71%	2,694,351	12,609	1.86%
Other interest-bearing liabilities:
FHLB advances and other (8)	137,319	801	2.35%	225,125	1,302	2.29%
Federal funds purchased and other (3)	2,876	15	2.10%	14,985	79	2.09%
Subordinated notes	58,887	1,082	7.39%	58,842	1,082	7.30%
Total other interest-bearing liabilities	199,082	1,898	3.83%	298,952	2,463	3.27%
Total Interest-bearing liabilities	3,076,269	14,144	1.85%	2,993,303	15,072	2.00%
Noninterest bearing liabilities:
Demand deposits	333,883			334,840
Other liabilities	53,454			65,764
Total noninterest-bearing liabilities	387,337			400,604
Total liabilities	3,463,606			3,393,907
Equity	416,518			414,251
Total liabilities and equity	$3,880,124			$3,808,158
Net interest income		$27,999			$28,778
Interest rate spread (4)			2.70%			2.76%
Net interest margin (5)			3.02%			3.13%
Cost of total deposits			1.53%			1.65%
Average interest-earning assets to average interest-bearing liabilities			121.15%			122.00%
Tax equivalent adjustment		$536			$665
Loan yield components:
Contractual interest rate on loans held for investment (1)		$34,973	4.96%		$36,568	5.13%
Origination and other loan fee income		1,626	0.23%		1,696	0.24%
Accretion on purchased loans		108	0.02%		229	0.03%
Nonaccrual interest collections		—	0.00%		—	0.00%
Total loan yield		$36,707	5.21%		$38,493	5.40%

(1) Loan balances are net of deferred origination fees and costs. Nonaccrual loans are included in total loan balances.
(2) Includes federal funds sold and capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3) Includes repurchase agreements.
(4) Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5) Represents net interest income (annualized) divided by total average earning assets.
(6) Interest income and rates include the effects of a tax equivalent adjustment to adjust tax-exempt interest income on tax exempt loans and investment securities to a fully taxable basis.
(7) Average balances are average daily balances.
(8) Includes finance lease.

Average Balance, Average Yield Earned and Average Rate Paid (7)
For the Quarters Ended
(Unaudited)
(In Thousands, Except %)

	Three Months Ended September 30, 2019			Three Months Ended June 30, 2019			Three Months Ended March 31, 2019
	Average balances	Interest income/expense	Average yield/rate	Average balances	Interest income/expense	Average yield/rate	Average balances	Interest income/expense	Average yield/rate
Interest-earning assets:
Loans held for investment(1)(6)	$2,848,888	$39,926	5.56%	$2,858,713	$40,003	5.61%	$2,764,675	$38,238	5.61%
Loans held for sale	22,048	217	3.90%	24,118	256	4.26%	9,438	115	4.94%
Securities:
Taxable	570,891	3,815	2.65%	673,386	4,614	2.75%	919,549	6,394	2.82%
Tax-Exempt (6)	209,442	1,991	3.77%	208,417	1,909	3.67%	181,699	1,990	4.44%
Restricted equity securities	24,676	292	4.69%	24,331	350	5.77%	22,082	332	6.10%
Total Securities	805,009	6,098	3.01%	906,134	6,873	3.04%	1,123,330	8,716	3.15%
Certificates of deposit at other financial institutions	3,628	22	2.41%	3,759	22	2.35%	3,592	20	2.26%
Fed funds sold and other (2)	158,618	814	2.04%	147,542	855	2.32%	143,196	969	2.74%
Total interest earning assets	3,838,191	47,077	4.87%	3,940,266	48,009	4.89%	4,044,231	48,058	4.82%
Noninterest Earning Assets:
Provision for loan losses	(27,364)			(28,007)			(24,054)
Other assets	188,520			192,843			200,078
Total noninterest earning assets	161,156			164,836			176,024
Total assets	$3,999,347			$4,105,102			$4,220,255
Interest-bearing liabilities:
Interest bearing deposits:
Interest Checking	$712,992	$3,536	1.97%	$816,429	$4,357	2.14%	$857,096	$4,420	2.09%
Money market	1,112,573	5,815	2.07%	1,026,200	6,103	2.39%	992,842	5,979	2.44%
Savings deposits	38,952	27	0.28%	38,882	27	0.28%	40,609	28	0.28%
Time deposits	928,571	5,642	2.41%	1,036,904	6,192	2.40%	1,165,666	6,563	2.28%
Total interest bearing deposits	2,793,088	15,020	2.13%	2,918,415	16,679	2.29%	3,056,213	16,990	2.25%
Other interest-bearing liabilities:
FHLB advances(8)	343,419	2,118	2.45%	349,615	2,237	2.57%	364,711	1,959	2.18%
Federal funds purchased and other (3)	7,170	49	2.71%	13,249	90	2.72%	10,594	72	2.76%
Subordinated notes	58,798	1,082	7.30%	58,754	1,082	7.39%	58,709	1,082	7.47%
Total other interest-bearing liabilities	409,387	3,249	3.15%	421,618	3,409	3.24%	434,014	3,113	2.91%
Total Interest-bearing liabilities	3,202,475	18,269	2.26%	3,340,033	20,088	2.41%	3,490,227	20,103	2.34%
Noninterest bearing liabilities:
Demand deposits	329,620			313,104			291,176
Other liabilities	68,156			63,505			61,736
Total noninterest-bearing liabilities	397,776			376,609			352,912
Total liabilities	3,600,251			3,716,642			3,843,139
Equity	399,096			388,460			377,116
Total liabilities and equity	$3,999,347			$4,105,102			$4,220,255
Net interest income		$28,808			$27,921			$27,955
Interest rate spread (4)			2.61%			2.48%			2.48%
Net interest margin (5)			2.98%			2.84%			2.80%
Cost of total deposits			1.91%			2.07%			2.06%
Average interest-earning assets to average			119.85%			117.97%			115.87%
interest-bearing liabilities
Tax equivalent adjustment		$546			$556			$535
Loan yield components:
Contractual interest rate on loans held for investment (1)		$37,908	5.28%		$37,925	5.32%		$36,465	5.34%
Origination and other loan fee income		1,895	0.26%		1,904	0.27%		1,600	0.24%
Accretion on purchased loans		123	0.02%		174	0.02%		173	0.03%
Nonaccrual interest collections		—	0.00%		—	0.00%		—	—%
Total loan yield		$39,926	5.56%		$40,003	5.61%		$38,238	5.61%

(1) Loan balances are net of deferred origination fees and costs. Nonaccrual loans are included in total loan balances.
(2) Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Reserve Bank and the Federal Home Loan Bank.
(3) Includes repurchase agreements.
(4) Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5) Represents net interest income (annualized) divided by total average earning assets.
(6) Interest income and rates include the effects of a tax equivalent adjustment to adjust tax-exempt interest income on tax exempt loans and investment securities to a fully taxable basis.
(7) Average balances are average daily balances.
(8) Includes finance lease.

Loan Portfolio and Asset Quality
For the Quarters Ended
(Unaudited)
(In Thousands, Except %)

	2020		2019
	March 31, 2020	% of Total	December 31, 2019	% of Total	September 30, 2019	% of Total	June 30, 2019	% of Total	March 31, 2019	% of Total
Loan portfolio
Commercial and industrial	$579,751	20.30%	$580,696	20.65%	$576,018	20.60%	$666,025	23.12%	$635,673	22.64%
Construction and land development	625,411	21.90%	589,800	20.97%	596,459	21.33%	582,715	20.23%	579,584	20.65%
Commercial real estate:
Nonfarm, nonresidential	953,490	33.39%	942,190	33.50%	911,205	32.59%	893,085	31.01%	851,102	30.32%
Other	42,516	1.49%	49,793	1.77%	32,466	1.16%	37,789	1.31%	40,597	1.45%
Residential real estate:
Closed-end 1-to-4 family	457,571	16.02%	456,972	16.25%	477,789	17.09%	497,838	17.28%	498,511	17.76%
Other	192,557	6.74%	188,204	6.69%	196,322	7.02%	198,016	6.87%	197,446	7.03%
Consumer and other	4,472	0.16%	4,789	0.17%	5,974	0.21%	4,965	0.17%	4,464	0.16%
Total loans held for investment	$2,855,768	100.00%	$2,812,444	100.00%	$2,796,233	100.00%	$2,880,433	100.00%	$2,807,377	100.00%
Allowance for loan losses roll forward summary
Allowance for loan losses at the beginning of the period	$45,436		$26,474		$27,443		$27,857		$23,451
Charge-offs	(20,530)		(191)		(2,021)		(7,592)		(653)
Recoveries	475		192		52		147		4
Provision for Loan losses	13,022		18,961		1,000		7,031		5,055
Allowance for loan losses at the end of the period	$38,403		$45,436		$26,474		$27,443		$27,857
Allowance for loan losses as a percentage of total loans held for investment	1.34%		1.62%		0.95%		0.95%		0.99%
Charge-offs
Commercial and industrial	$(17,606)		$(160)		$(1,935)		$(7,563)		$(568)
Residential real estate	(8)		(9)		—		—		(15)
Construction and land development	—		—		(59)		—		—
Consumer and other	(2,916)		(22)		(27)		(29)		(70)
Total Charge-offs	$(20,530)		$(191)		$(2,021)		$(7,592)		$(653)
Recoveries
Commercial and industrial	$468		$185		$30		$70		$—
Residential real estate	1		—		—		16		2
Consumer and other	6		7		22		61		2
Total Recoveries	$475		$192		$52		$147		$4
Net (charge-offs) recoveries (c)	$(20,055)		$1		$(1,969)		$(7,445)		$(649)
Net charge-offs (recoveries) as a percentage of average total loans(b)	2.85%		0.00%		0.27%		1.04%		0.10%
Criticized and Classified
Loans classified as criticized	$5,431		$3,013		$33,161		$29,876		$8,117
Loans classified as substandard or worse	47,694		49,263		49,424		28,151		35,728
Total Loans Criticized and Classified	$53,125		$52,276		$82,585		$58,027		$43,845
Nonperforming assets(a)
Past due 90 days or more and accruing interest	$—		$654		$79		$676		$180
Nonaccrual	27,437		27,035		3,028		4,030		11,724
Total nonperforming loans held for investment	$27,437		$27,689		$3,107		$4,706		$11,904
Total nonperforming assets	$27,437		$27,689		$3,107		$4,706		$11,904
Total nonperforming loans as a percentage of loans held for investment	0.96%		0.98%		0.11%		0.16%		0.42%
Total nonperforming assets as a percentage of total assets	0.72%		0.71%		0.08%		0.12%		0.28%
Total accruing loans over 90 days delinquent as a percentage of total assets	0.00%		0.02%		0.00%		0.02%		0.00%
Loans restructured as troubled debt restructurings	$311		$311		$313		$316		$319
Troubled debt restructurings as a percentage of loans held for investment	0.01%		0.01%		0.01%		0.01%		0.01%

(a) Nonperforming assets exclude purchase credit impaired loans
(b) Annualized
(c) Net (charge-offs) and recoveries includes approximately $2.9 million of DDA charge-offs for 1Q20.

COVID-19 Potentially Impacted Industries
For the Quarter Ended March 31, 2020
(Unaudited)
(In Thousands, Except %)  .

Industries	Commercial and industrial	Commercial real estate owner occupied	Commercial real estate non-owner occupied other real estate	Total	% of Total Loans HFI
Retail	$6,488	33,787	238,912	$279,187	9.8%
Healthcare - institutional	306,343	—	—	306,343	10.7%
Healthcare non-institutional	18,666	5,702	21,302	45,670	1.6%
Total healthcare	325,009	5,702	21,302	352,013	12.3%
Hotels	200	—	142,320	142,520	5.0%
Restaurants	4,437	40,762	30,253	75,452	2.6%
Transportation and warehousing	19,492	—	5,276	24,768	0.9%
Total	$355,626	80,250	438,063	$873,939	30.6%

Risk Category	Retail	Healthcare - institutional	Healthcare non-institutional	Total Healthcare	Hotels	Restaurants	Transportation and warehousing
Pass	93.2%	86.5%	95.9%	87.7%	100.0%	99.8%	93.5%
Watch	5.2%	2.5%	4.1%	2.7%	0.0%	0.0%	6.3%
Special mention	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.2%
Substandard or worse	1.2%	11.0%	0.0%	9.6%	0.0%	0.2%	0.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Preliminary Capital Ratios
(Unaudited)
(In Thousands, Except %)

Computation of Tangible Common Equity to Tangible Assets:	March 31, 2020	December 31, 2019
Total Shareholders' Equity	$408,755	$410,333
Less:
Goodwill	18,176	18,176
Other intangibles	379	476
Tangible Common Equity	$390,200	$391,681

Total Assets	$3,791,601	$3,896,162
Less:
Goodwill	18,176	18,176
Other intangibles	379	476
Tangible Assets	$3,773,046	$3,877,510

Preliminary Total Risk-Weighted Assets	$3,255,108	$3,260,236

Total Common Equity to Total Assets	10.8%	10.5%
Tangible Common Equity to Tangible Assets	10.3%	10.1%

	March 31, 2020	December 31, 2019
Preliminary Regulatory Capital:
Common Equity Tier 1 Capital	$388,222	$388,199
Tier 1 Capital	388,222	388,199
Total Capital	485,625	487,966
Preliminary Regulatory Capital Ratios:
Common Equity Tier 1	11.9%	11.9%
Tier 1 Risk-Based	11.9%	11.9%
Total Risk-Based	14.9%	15.0%
Tier 1 Leverage	10.1%	10.3%

Non-GAAP Reconciliation
For the Years and Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
Core net income	First Quarter	Fiscal Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Pre-tax net income	$(2,086)	$15,009	$(7,554)	$13,441	$5,887	$3,235
Non-core items:
Noninterest income
(Gain) / loss on sales of securities	(1,396)	(1,493)	—	(1,493)	—	—
Loss on sales of loans	416	1,765	—	1,765	—	—
Noninterest expenses
Merger related expense	1,653	—	—	—	—	—
FDIC assessment credit	—	(757)	—	(757)	—	—
Employment related payroll adjustments	—	598	598	—	—	—
Post-employment and retirement expense	—	4,143	—	—	—	4,143
Pre-tax core net income	$(1,413)	$19,265	$(6,956)	$12,956	$5,887	$7,378
Pre-tax pre-provision core profit	$11,609	$51,312	$12,005	$13,956	$12,918	$12,433

Pre-tax core net income	$(1,413)	$19,265	$(6,956)	$12,956	$5,887	$7,378
Core income tax expense	(762)	1,149	(2,862)	2,030	706	1,275
Core net income	$(651)	$18,116	$(4,094)	$10,926	$5,181	$6,103
Less: earnings attributable to noncontrolling interest	—	16	8	—	8	—
Core net income available to common shareholders	$(651)	$18,100	$(4,102)	$10,926	$5,173	$6,103
Less: earnings allocated to participating securities	(3)	120	(67)	74	42	71
Core net income allocated to common shareholders	$(648)	$17,980	$(4,035)	$10,852	$5,131	$6,032
Weighted average common shares outstanding fully diluted	15,321,476	14,962,307	15,126,270	14,991,363	14,894,140	14,804,830

Core diluted earnings per share
Diluted earnings per share	$(0.08)	$0.98	$(0.31)	$0.75	$0.34	$0.19
Non-core items:
Noninterest income
(Gain) / loss on sales of securities	(0.09)	(0.10)	—	(0.10)	—	—
Loss on sales of loans	0.03	0.12	—	0.12	—	—
Noninterest expenses
Merger related expense	0.11	0	—	—	—	—
FDIC assessment credit	—	(0.04)	—	(0.04)	—	—
Employment related payroll adjustments	—	0.05	0.05	—	—	—
Accrual for post-employment benefits	—	0.28	—	—	—	0.28
Tax effect	$(0.01)	$(0.08)	$(0.01)	$(0.01)	$—	$(0.06)
Core diluted earnings per share(a)	$(0.04)	$1.21	$(0.27)	$0.72	$0.34	$0.41
Year-to-date average tangible common equity (b)		$379,502

Non-GAAP financial measures that adjust GAAP reported net income and other metrics for certain income and expense items. Non-GAAP for 1Q20 excludes gain on sales of securities of $1,396, loss on sales of loans of $416, and merger related expenses of $1,653. Non-GAAP for 1Q2019 excludes post-employment and retirement expense of $4,143. See "GAAP reconciliation and use of non-GAAP financial measures" and the reconciliation tables above for a discussion and reconciliation of non-GAAP financial measures.
(a) Quarterly rounding may vary from year-to-date totals.
(b) Core net income includes a dividend declared and paid by the Company's REIT subsidiary to minority interest preferred shareholders in the second and fourth quarters of 2019.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
Core efficiency ratio	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total noninterest expense	$22,421	$21,279	$18,614	$19,370	$22,616
Merger related expense	(1,653)	—	—	—	—
Plus FDIC assessment credit	—	—	757	—	—
Employment related payroll adjustments	—	(598)	—	—	—
Less post-employment and retirement expense	—	—	—	—	(4,143)
Core noninterest expense	$20,768	$20,681	$19,371	$19,370	$18,473
Net interest income	$27,464	$28,113	$28,262	$27,365	$27,420
Total noninterest income	5,893	4,573	4,793	4,923	3,486
(Gain) / loss on sales of securities	(1,396)	—	(1,493)	—	—
Loss on sales of loans	416	—	1,765	—	—
Core noninterest income	$4,913	$4,573	$5,065	$4,923	$3,486
Core revenue	$32,377	$32,686	$33,327	$32,288	$30,906
Efficiency ratio (GAAP)(1)	67.2%	65.1%	56.3%	60.0%	73.2%
Core efficiency ratio	64.1%	63.3%	58.1%	60.0%	59.8%

(1) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total core revenue

	2020	2019
Tangible assets and equity	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Tangible Assets
Total assets	$3,791,601	$3,896,162	$3,818,324	$4,071,971	$4,238,436
Less goodwill	18,176	18,176	18,176	18,176	18,176
Less intangibles, net	379	476	587	709	844
Tangible assets	$3,773,046	$3,877,510	$3,799,561	$4,053,086	$4,219,416
Tangible Common Equity
Total shareholders' equity	$408,755	$410,333	$408,168	$393,516	$383,421
Less goodwill	18,176	18,176	18,176	18,176	18,176
Less intangibles, net	379	476	587	709	844
Tangible common equity	$390,200	$391,681	$389,405	$374,631	$364,401
Common shares outstanding	14,859,704	14,821,594	14,636,484	14,628,287	14,574,339
Book value per common share	$27.51	$27.68	$27.89	$26.90	$26.31
Tangible book value per common share	$26.26	$26.43	$26.61	$25.61	$25.00
Total shareholders' equity to total assets	10.8%	10.5%	10.7%	9.7%	9.0%
Tangible common equity to tangible assets	10.3%	10.1%	10.2%	9.2%	8.6%
 Non-GAAP financial measures that adjust GAAP reported net income and other metrics for certain income and expense items. Non-GAAP for 1Q2020 excludes gain on sales of securities of $1,396, loss on sales of loans of $416, and merger related expenses of $1,653. Non-GAAP for 4Q2019 excludes $598 employment related payroll adjustment expenses. Non-GAAP for 1Q2019 excludes post-employment and retirement expense of $4,143. See "GAAP reconciliation and use of non-GAAP financial measures" and the reconciliation tables above for a discussion and reconciliation of non-GAAP financial measures.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2020	2019
Return on average tangible common equity	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total average shareholders' equity	$416,518	$414,251	$399,096	$388,460	$377,116
Less average goodwill	18,176	18,176	18,176	18,176	18,176
Less intangibles, net	439	633	587	709	844
Average tangible common equity	$397,903	$395,442	$380,333	$369,575	$358,096
Net income available to common shareholders (1)	$(1,148)	$(4,592)	$11,324	$5,173	$2,901
Return on average tangible common equity	(1.2)%	(4.6)%	11.8%	5.6%	3.3%

	2020	2019
Core return on average tangible common equity	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Pre-tax net income	$(2,086)	$(7,554)	$13,441	$5,887	$3,235
Adjustments:
Add non-core items	673	598	(485)	—	4,143
Less core income tax expense	(762)	(2,862)	2,030	706	1,275
Core net income (2)	$(651)	$(4,094)	$10,926	$5,181	$6,103
Core return on average tangible common equity	(0.7)%	(4.1)%	11.4%	5.6%	6.9%

	2020	2019
Core return on average assets and equity	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net income	$(1,148)	$(4,592)	$11,324	$5,173	$2,901
Average assets	3,880,124	3,808,158	3,999,347	4,105,102	4,220,255
Average equity	416,518	414,251	399,096	388,460	377,116
Return on average assets	(0.12)%	(0.48)%	1.12%	0.51%	0.28%
Return on average equity	(1.1)%	(4.4)%	11.3%	5.3%	3.1%
Core net income (2)	$(651)	$(4,094)	$10,926	$5,181	$6,103
Core return on average assets	(0.07)%	(0.43)%	1.08%	0.51%	0.59%
Core return on average equity	(0.6)%	(3.9)%	10.9%	5.3%	6.6%

	2020	2019
Core total revenue	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net interest income	$27,464	$28,113	$28,262	$27,365	$27,420
Noninterest income	5,893	4,573	4,793	4,923	3,486
Adjustments
(Gain) / loss on sales of securities	(1,396)	—	(1,493)	—	—
Loss on sales of loans	416	—	1,765	—	—
Core total revenue	$32,377	$32,686	$33,327	$32,288	$30,906
Annualized net income available to common shareholders (1)	$(4,617)	$(18,218)	$44,927	$20,749
Annualized core net income (2)	$(2,618)	$(16,241)	$43,349	$20,781

(1) Annualized net income available to common shareholders utilized in calculating year-to-date return on average tangible common equity.
(2) Annualized core net income utilized in calculating core return on average tangible common equity and core return on average assets and average equity.
Non-GAAP financial measures that adjust GAAP reported net income and other metrics for certain income and expense items. Non-GAAP for 1Q2020 excludes gain on sales of securities of $1,396, loss on sales of loans of $416, and merger related expenses of $1,653. Non-GAAP for 4Q2019 excludes $598 employment related payroll adjustment expenses. Non-GAAP for 1Q2019 excludes post-employment and retirement expense of $4,143. See "GAAP reconciliation and use of non-GAAP financial measures" and the reconciliation tables above for a discussion and reconciliation of non-GAAP financial measures.